Exhibit 99.1

InPlay Technologies Reports Second Quarter 2008 Financial Results

PHOENIX--(BUSINESS WIRE)--InPlay Technologies (NASDAQ: NPLA) today announced financial results for the three months ended June 30, 2008.

Revenue for the second quarter 2008 was $299,000, down from $645,000 in the comparable period during 2007. For the three month period in 2008, revenue included $63,000 from the FinePoint segment and $235,000 from the Duraswitch segment.

InPlay reported a net loss for the quarter of $1.4 million, or $0.12 per share, compared to a net loss of $1.6 million or $0.16 per share for the second quarter of 2007.

“Consistent with the first quarter, year over year revenue is lower as we rebuild the sales pipeline for our digital pen technology. We are encouraged by the market feedback on our transformation of the company over the last year. We have strengthened and expanded our technology platform, engaged top-tier manufacturing and engineering resources and enhanced our customer support system,” said InPlay chairman and CEO Steve Hanson.

“We continue to focus on our top priorities: solid execution on near-term customer opportunities, pursuit of new prospects to fuel future growth, and management of cash resources,” Hanson added.

Conference Call

InPlay Technologies will host a conference call today at 5:00 p.m. Eastern Time. To participate on the live call, analysts and investors should dial 800-257-1836 at least ten minutes prior to the call. To participate on the live call from outside the U.S., dial 303-262-2194. InPlay Technologies will also offer a live and archived webcast of the conference call, accessible from the "Investor" section of the company’s Web site (http://www.inplaytechnologies.com). A telephonic replay of the conference call will also be available for 48 hours by dialing 800-405-2236 and entering passcode 11118070#.

About InPlay Technologies

InPlay Technologies is a developer of innovative human interface devices for electronic products. The company's FinePoint division offers the only digital-based pen-input solution for the rapidly growing mobile computing market. With InPlay’s digital technology, OEMs have an almost limitless roadmap for development of new features and functions for their product designs. The Company’s Duraswitch® brand of electronic switch technologies couples the friendly tactile feedback of mechanical pushbuttons and rotary dials with the highly reliable, thin profile of membrane switches, enabling OEMs to create ergonomic, space saving input panels for a wide range of applications. Visit www.inplaytechnologies.com for more information.

This news release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements regarding our progress with potential customers and ability to win new projects using our technologies, our estimation of the benefits derived from our investment in technology development and customer support, our ability to successfully manage our cash and attain profitability. Risks and uncertainties that could cause results to differ materially from those projected include our ability to raise and maintain sufficient cash resources to fund our business plan, changes in orders or timing from our licensees and customers, lack of market acceptance of our products, general changes in demand in the personal computing industry, pricing pressures, component shortages, unanticipated expenses or other unforeseen difficulties related to manufacturing our technologies and other uncertainties described from time to time in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the year ended December 31, 2007 as filed with the Securities and Exchange Commission on March 24, 2008. These forward-looking statements represent our beliefs as of the date of this press release and we disclaim any intent or obligation to update these forward-looking statements.

INPLAY TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

NET REVENUE:
FinePoint	$63,176	$403,982	$72,128	$1,572,017
Duraswitch:
Related party - Delphi	-	-	-	7,631,250
Non-related parties	235,329	240,983	614,454	507,953
Total net revenue	298,505	644,965	686,582	9,711,220

COST OF GOODS SOLD:
FinePoint	4,178	276,596	13,796	1,133,970
Duraswitch	83,929	155,837	204,858	222,161
Total cost of goods sold	88,107	432,433	218,654	1,356,131

Gross profit	210,398	212,532	467,928	8,355,089

OPERATING EXPENSES:
Selling, general and administrative	781,241	1,579,945	1,642,247	3,063,931
Research, development and commercial application engineering	819,066	404,565	1,845,953	742,723

Total operating expenses	1,600,307	1,984,510	3,488,200	3,806,654

INCOME (LOSS) FROM OPERATIONS	(1,389,909)	(1,771,978)	(3,020,272)	4,548,435

OTHER INCOME - Net	10,028	88,385	43,910	126,967

INCOME (LOSS) BEFORE INCOME TAXES	$(1,379,881)	$(1,683,593)	$(2,976,362)	$4,675,402

PROVISION FOR INCOME TAXES	-	(33,672)	-	93,508

NET INCOME (LOSS)	$(1,379,881)	$(1,649,921)	$(2,976,362)	$4,581,894

EARNINGS (LOSS) PER SHARE - BASIC	$(0.12)	$(0.14)	$(0.26)	$0.40

EARNINGS (LOSS) PER SHARE - DILUTED	$(0.12)	$(0.14)	$(0.26)	$0.40

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	11,609,793	11,505,382	11,603,417	11,503,886
DILUTED	11,609,793	11,505,382	11,603,417	11,551,333

INPLAY TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2008	December 31, 2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,740,899	$5,592,412
Restricted short term investment	20,000	-
Accounts receivable	156,879	228,610
Inventory	194,470	108,562
Prepaid expenses and other current assets	108,124	128,932
Total current assets	2,220,372	6,058,516

PROPERTY AND EQUIPMENT - Net	489,094	437,248
GOODWILL	1,321,240	1,321,240
PATENTS - Net	1,152,059	1,205,977
OTHER ASSETS	17,731	17,731
TOTAL ASSETS	$5,200,496	$9,040,712

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$481,150	$642,781
Accrued salaries and benefits	457,695	777,987
Accrued purchase commitments	288,562	558,000
Other accrued expenses and other current liabilities	343,734	453,108
Deferred revenue	15,000	15,695
Total current liabilities	1,586,141	2,447,571

LONG-TERM LIABILITIES:
Other non-current liabilities	21,225	173,228
Total liabilities	1,607,366	2,620,799

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Preferred stock, no par value, 10,000,000 shares authorized, no shares issued and outstanding in 2008 and 2007	-	-
Common stock, $.001 par value, 40,000,000 shares authorized in 2008 and 2007, 11,622,568 and 11,595,138 shares issued and outstanding in 2008 and 2007, respectively	11,623	11,595
Additional paid-in capital	31,856,009	31,706,458
Accumulated deficit	(28,274,502)	(25,298,140)
Total stockholders' equity	3,593,130	6,419,913
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,200,496	$9,040,712

CONTACT:
InPlay Technologies, Inc., Phoenix
Heather Beshears
Vice President, Corporate Communications
480-586-3357
Heather@InPlayTechnologies.com